Exhibit 99
Quarterly Shareholder Brochure of CNB Corporation
February 10, 2010
Dear Shareholder,
As we come to the close of another year end, included is a comparison of our financial performance for the years 2009, 2008 and 2007.
CNB Corporation’s net income for 2009 was $2,115,000, or $1.74 basic earnings per share, compared to a net loss of $5,225,000 for 2008. As reported in the Corporation’s 2008 annual report, the primary reason for the net loss in 2008 was the temporary impairment charge of $7.1 million related to auction rate securities. Increases in FDIC premiums, non-accrual loans and provision for loan losses were factors in both 2008 and 2009.
For the year ended 2009, FDIC deposit insurance expense increased to $623,000; over four times the $149,000 paid in 2008. Additionally, on December 31, 2009, the FDIC required all banks to pre-pay an estimated three years of FDIC premiums, amounting to $1,900,000 for Citizens National Bank, which will be expensed over the next three years.
As reported in June, the increases in the stock market had a positive effect on some of the preferred shares acquired in 2009 from the auction rate securities. As a result, shares were liquidated in both the second and fourth quarters and in early October a net gain of $1,179,000, or $0.97 per share, was realized. Gains from the sales of these preferred shares for the year 2009 totaled $1,762,000, or $1.45 per share.
The provision expense for the year 2009 was $1,725,000, a decline from $1,831,000 recorded for the year 2008. Reserve for loan losses as of December 31, 2009 was $2,863,000, or 1.9% of total loans, compared to 1.2% at December 31, 2008. As reflected in the third quarter Statement of Condition dated November 12, 2009, $1.2 million of the 2009 provision is attributable to a single borrower and management continues to work diligently with the borrower to mitigate any potential loss.
Credits and problem loans continue to be aggressively managed in order to minimize future losses, recognizing that high unemployment is projected well into 2011 throughout Michigan. I look forward to seeing you on May 18th at our annual meeting where we can begin to discuss the positive initiatives underway in our market area.
Sincerely,
Susan A. Eno
President & CEO

Consolidated Balance Sheets
(UNAUDITED)
in thousands of dollars

	December 31,
	2009	2008
ASSETS
Cash and due from banks	$4,055	$5,188
Interest-bearing deposits with other financial institutions	13,192	0
Federal funds sold	0	18,098

Total cash and cash equivalents	17,247	23,286

Time deposits with other financial institutions	8,669	5,757
Securities available for sale	46,073	37,438
Securities held to maturity (market value of $10,837 in 2009 and $11,119 in 2008)	10,302	10,883
Other securities	1,008	1,008

Total investment securities	57,383	49,329

Loans	151,034	161,766
Less allowance for loan losses	(2,863)	(1,996)

Loans, Net	148,171	159,770

Premises and equipment, net	5,921	6,019
Other assets	12,507	9,755

Total assets	$249,898	$253,916

LIABILITIES
Deposits
Noninterest-bearing demand	$40,016	$37,163
Interest-bearing deposits	184,542	193,380

Total deposits	224,558	230,543

Other liabilities	4,624	5,833

Total liabilities	229,182	236,376

SHAREHOLDERS’ EQUITY
Common Stock	3,034	3,034
Surplus	19,509	19,509
Retained Earnings and Accumulated other Comprehensive Loss	(1,827)	(5,003)

Total shareholders’ equity	20,716	17,540

Total liabilities and shareholders’ equity	$249,898	$253,916

Consolidated Statement of Income
(Unaudited)
in thousands of dollars
Twelve months ended December 31,

	2009	2008	2007
INTEREST INCOME
Interest and fees on loans	$10,097	$11,653	$12,977
Interest on securities:
Taxable	1,295	1,718	2,054
Tax exempt	541	553	489
Other interest income	235	433	660

Total interest income	12,168	14,357	16,180

INTEREST EXPENSE ON DEPOSITS	3,500	4,871	5,858

NET INTEREST INCOME	8,668	9,486	10,322
Provision for loan losses	1,725	1,831	275

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,943	7,655	10,047

NON-INTEREST INCOME

Service charges and fees	1,118	1,200	1,194
Net realized gains from sale of loans	429	128	154
Loan servicing fees, net of amortization	(31)	117	127
Gain on the sale of othr real estate owned	3	304	0
Gain(loss) on sale of premises and equipment	(2)	0	12
Other income	355	283	217

Total noninterest income	1,872	2,032	1,704

NONINTEREST EXPENSE
Salaries and benefits	4,130	4,398	4,397
Deferred compensation	321	344	311
Occupancy	1,053	1,098	1,152
Securities impairment write-down	(1,762)	7,107	0
FDIC insurance premiums	623	149	26
ORE losses and carrying costs	739	605	73
Other expenses	1,832	1,729	1,622

Total noninterest expense	6,936	15,430	7,581

INCOME BEFORE INCOME TAXES	1,879	(5,743)	4,170
Income tax expense	(236)	(518)	1,082

NET INCOME	$2,115	($5,225)	$3,088

BASIC NET INCOME PER SHARE	$1.74	($4.31)	$2.51